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                                                                   EXHIBIT 10.20

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2


                                    AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the later of the two signature dates below (the "Effective Date") by and between IMPROVENET, INC. ("ImproveNet"), a Delaware, U.S.A. corporation, and COMPLETEHOME OPERATIONS, INC. ("CompleteHome"), a Delaware, U.S.A. corporation.

BACKGROUND

ImproveNet is an Internet-based home improvement market maker in the United States for contractors, homeowners and suppliers of goods and services related to home improvement. ImproveNet provides an Interact-based contractor matching service pursuant to which it screens and qualifies both contractors and homeowner leads and matches appropriate and interested contractors to homeowners seeking to have home improvement projects performed. ImproveNet also provides other informational services to homeowners and contractors as well as promotional and advertising services to suppliers via its Internet sites.

CompleteHome is the owner and operator of an Internet-based real estate portal, known as CompleteHome.com and is engaged, inter alia, in the business of providing online advertising and certain other promotional activities associated with residential real estate and real estate-related services.

CompleteHome is interested in having ImproveNet provide certain contractor matching, informational, promotional and advertising services for the CompleteHome Site (as defined below), and ImproveNet is willing to provide such services for CompleteHome, all in accordance with the terms and conditions set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the value and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS

         1.1 "ADVERTISING RECURRING FEES" shall mean [...***...] of the Advertising Shared Revenue.

         1.2 "ADVERTISING SHARED REVENUE" shall mean the aggregate of all advertising, sponsorship or promotional activity revenue generated from activity on the Co-Branded Site.

         1.3 "AGGREGATE RECURRING FEES" shall mean, collectively, the General Recurring Fees and the Advertising Recurring Fees.

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         1.4 "AGGREGATE SHARED REVENUE" shall mean the aggregate of all
General Shared Revenue and all Advertising Shared Revenue from the Effective Date through the date of calculation,

         1.5 "ANNUAL MINIMUM GENERAL FEE" shall mean a minimum per annum General Recurring Fee of $[...***...] for the first Contract Year, $[...***...] for the second Contract Year, and $[...***...] for the third Contract Year and any partial Contract Year thereafter during the Term.

         1.6 "AVAILABILITY DATE" shall mean the first date on which the CompleteHome Site contains a hyperlink to the Co-Branded Site as contemplated by this Agreement.

         1.7 "BRANDS" shall mean, collectively, Century 21 Real Estate Corporation, Coldwell Banker Real Estate Corporation and ERA Franchise Systems, Inc., the franchisors, respectively, of the CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate brokerage franchise systems.

         1.8 "BUSINESS DAY" shall mean every day other than Saturdays, Sundays and legal holidays in the State of California.

         1.9 "CLAIMS" shall mean claims, demands, costs, liabilities, losses, expenses and damages (including without limitation reasonable attorneys' fees)

         1.10 "CO-BRANDED SITE" shall mean, collectively, the Limited Co-Branded Site and the Full Co-Branded Site.

         1.11 "COMPLETEHOME SITE" shall mean the Internet portal operated and maintained by or on behalf of CompleteHome through which various real estate related products and/or services are offered to the public, currently located on the Interact at http://www.completehome.com (including any portions, future versions, upgrades, successors and replacements thereof, including any and all other means of electronic delivery now or hereafter known).

         1.12 "COMPLETEHOME USERS" shall mean users of the Co-Branded Site, the ImproveNet Site or services provided by ImproveNet, who by virtue of having come to the Co-Branded Site or the ImproveNet Site through links with the CompleteHome Site or Related Sites are tracked by Cookies established by ImproveNet in accordance with its obligations under Section 2.2(c) hereof. A user of the ImproveNet Site shall be deemed to be a CompletaHome User if the user's computer contains a Cookie identifying it as a CompleteHome User and there is no more recently dated Cookie identifying such User to a different party with whom ImproveNet then has a contractual obligation to track users coming to the ImproveNet Site from such other party's Web site(s). In addition, if a user with a Cookie identifying it as a CompleteHome User clicks through to the ImproveNet Site through banner advertising or other links appearing on any Web site other than the CompleteHome Site or the Related Sites, business transacted on that visit will not be


* CONFIDENTIAL TREATMENT REQUESTED

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counted as activity of the CompleteHome User for purposes of calculating
General Shared Revenue, but any future access by such user to the ImproveNet Site not coming through a connection from such other Web sites shall be counted as activity of the CompleteHome User for such revenue sharing calculations. Notwithstanding the foregoing, all visits by users to the Co-Branded Site and all business transacted by such users on the Co-Branded Site shall count as activity of CompleteHome Users.

         1.13 "CONFIDENTIAL INFORMATION" shall mean confidential or proprietary reformation of a party to which the other party is providing access which has been so marked or so identified by the disclosing party at the tune of disclosure, subject to the limitations set forth in Section 7.2 hereof.

         1.14 "COOKIE" shall mean the mechanism through which information regarding a user of a particular Web site is gathered, which shall include the current technology of putting an electronic label on the computer of such user as well as future technologies reasonably available during the Term to the extent such technologies will improve the ability of ImproveNet to meet the Tracking Requirements.

         1.15 "CONTRACT YEAR" shall mean a period consisting of twelve consecutive full calendar months, provided, however, that the first Contract Year shall mean that period commencing on the Availability Date and ending on the data which is the end of the twelfth full calendar month succeeding the Availability Date and the last Contract Year shall consist of any partial year remaining in the term of this Agreement after the expiration of the preceding Contract Year.

         1.16 "CUSTOMER INFORMATION" shall mean the information regarding CompleteHome Users collected by ImproveNet as part of the process of such CompleteHome Users' accessing and navigating the Co-Branded Site or the ImproveNet Site and utilizing the services provided thereby, and shall include the additional information required in accordance with Section 2.2(c)(2) hereof.

         1.17 "DEVELOPMENT OBLIGATION" shall mean the obligation of ImproveNet to develop the Full Co-Branded Site in accordance with the Specification and the Tracking Requirements (subject to the limitations set forth in Section 2.2(c) hereof) and to put such site into operation.

         1.18 "FIRST DELIVERY PERIOD" shall mean a period of fifty six (56) days after the delivery of the Specification without counting in such period any elapsed time attributable to CompleteHome's review periods or any delay caused by changes to the Specification required by CompleteHome after the initial delivery of the Specification or other delay caused by CompleteHome.

         1.19 "FULL CO-BRANDED SITE" shall mean a version of the ImproveNet Site operated on the ImproveNet servers which is developed in accordance with the Specification and which shall have its own URL.

* CONFIDENTIAL TREATMENT REQUESTED

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                                    3.

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         1.20 "GENERAL RECURRING FEES" shall mean [...***...] of the Shared
General Revenue until such time as the Aggregate Shared Revenue exceeds $[...***...], and [...***...] of the General Shared Revenue thereafter, subject to adjustment in accordance with Section 4.1 (c)(2).

         1.21 "GENERAL SHARED REVENUE" shall mean all gross collected revenues generated by ImproveNet from all of the following sources, through CompleteHome Users:

                  (1) Contractor Lead Fees (currently $10/lead accepted by contractors)
                  (2) Completed Job Revenue
                  (3) Product Showcase & Design Gallery Integration
                  (4) Brochure Showcases
                  (5) SmartLeads Emails
                  (6) Category Message Boards
                  (7) Contractor sign-up fees
                  (8) Advertising, sponsorship or promotional activity revenue realized by ImproveNet for activity on IanproveNet sites other than the Co-Branded Site from advertising sold by CompleteHome.

         1.22 "IMAGE" shall mean a mock-up image of the Limited Co-Branded Site prepared by CompleteHome.

         1.23 "IMPROVENET SITE" shall mean the Web site operated by or for ImproveNet, currently located on the Interact at http://www.improvenet.com, as modified from time to time to comply with the provisions of this Agreement, and future versions, upgrades, successors and replacements thereof.

         1.24 "LATE DELIVERY FEE" shall mean an amount equal to $[...***...].

         1.25 "LEGAL LANGUAGE" shall mean disclaimers, privacy policies or other legal concerns addressed in designated sections of the Co-Branded Site.

         1.26 "LIMITED CO-BRANDED SITE" shall mean a version of the ImproveNet Site operated on the ImproveNet servers with the CompleteHome logo and branding at the top of every page and a CompleteHome logo hyperlink consistent with the Image.

         1.27 "RELATED SITES" shall mean Web sites operated by or for CompleteHome (including any portions, future versions, upgrades, successors and replacements thereof including any and all means of electronic delivery now or hereafter known) by third party licensees under CompleteHome or third party trademarks or branding and shall include the Web sites of the CENTURY 21-Registered Trademark-, COLDWELL BANKER-Registered Trademark- and ERA-Registered Trademark- real estate brokerage franchise systems.

         1.28 "SECOND DELIVERY DATE" shall mean the date which is twenty-eight (28) days after the expiration of the First Delivery Period.

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         1.29 "SPECIFICATION" shall mean a specification of the requirements of CompleteHome with respect to the Full Co-Branded Site, which shall include the graphical elements constituting the navigation bars, the links from the navigation bars or other areas of the Full Co-Branded Site to specified areas of the CompleteHome Site and the information required to link to such areas of the CompleteHome Site.

         1.30 "TERM" shall have the meaning ascribed to such term in Section
8.1 hereof.

         1.31     "TRACKING REQUIREMENTS" shall mean:

                         (1) the number of CompleteHome Users clicked through
to any areas of the Co-Branded Site (i.e., pageview counts for each portion of the Co-Branded Site)

                         (2) the Customer Information collected by ImproveNet
with respect to each CompleteHome User

                         (3) where relevant, the broker/agent of the Brands
who is entitled to lead generation credit for each CompleteHome User

                         (4) a detailed list of the types of projects
requested by each CompleteHome User requesting a project

                         (5) the pricing for such projects

                         (6) a list of the advertisers sold SmartLeads that
have appeared to CompleteHome Users

                         (7) in each such case, the revenue generated to
ImproveNet from CompleteHome Users

                         (8) tracking information for banner and other
advertising impressions and other measurements of advertising revenue generated by advertisements, sponsorships and promotional opportunities appearing to or otherwise communicated to CompleteHome Users visiting the Co-Branded Site

                         (9) tracking information for banner and other
advertising impressions and other measurements of advertising revenue generated by advertisements, sponsorships and promotional opportunities sold by CompleteHome on the ImproveNet Site and

                         (10) aggregate collected advertising revenues
generated (a) from the Co-Branded Site or (b) from advertising, sponsorships or other promotional opportunities sold by CompleteHome on the ImproveNet sites.

         1.32 CONSTRUCTION OF CERTAIN TERMS. Any references made in this Agreement to named areas or design features of a Web site shall include such named area or design feature as it exists or is contemplated as of the Effective Date and any modification or substitution therefor in future designs of such Web site.

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                                       5.

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2.       RIGHTS AND OBLIGATIONS OF THE PARTIES

         2.1      COMPLETEHOME RIGHTS AND OBLIGATIONS.

                  (a) CompleteHome shall use commercially reasonable good faith efforts to develop and operate the CompleteHome Site and maintain uptime consistent with industry standards,

                  (b) CompleteHome shall place links to the Co-Branded Site and other advertising of the Co-Branded Site and ImproveNet's services on the CompleteHome Site as described on Exhibit A attached hereto and made a part hereof.

                  (c) CompleteHome will take reasonable steps, determined in its own discretion, to encourage traffic to the Co-Branded Site, which steps may include one or more of the following: (1) including coupons on the Welcome Wagon Web site and causing its affiliate that operates the Welcome Wagon business to include coupons for the Co-Branded Site in its offline coupon offerings and including links from other Web sites that are part of or linked to the CompleteHome Site; (2) developing and distributing promotional marketing pieces, produced by CompleteHome and shipped (at the expense of CompleteHome) to participating Brand franchisees nationwide; these marketing pieces will promote the home improvement areas of the CompleteHome site, and will include a space for the broker identification reformation required for the Tracking System described in Section 2.2 (c) hereof; (3) as determined by CompleteHome and the Brands, in their sole discretion, inclusion in recurring mailings, newsletters, e-mails and other communications to the brokers/agents of the Brands and speeches at the Brand national conventions, of promotional information about the benefits of sending homeowners to the CompleteHome home improvement area and (4) training its marketing sales force to speak to the benefits of the ImproveNet services for new homeowners and for sellers of homes needing sale-related repairs or replacements.

         2.2      IMPROVENET RIGHTS AND OBLIGATIONS.

                  (a) ImproveNet shall use commercially reasonable good faith efforts to develop and operate the ImproveNet Site and the Co-Branded Site and maintain uptime for each such site consistent with industry standards.

                  (b) (1) Not later than ten (10) Business Days after the date on which CompleteHome delivers the Image to ImproveNet (which is expected to be on or before December 17, 1999), ImproveNet shall establish the Limited Co-Branded Site, to which CompleteHome will establish one or more links from the CompleteHome Site. The Limited Co-Branded Site shall be maintained by ImproveNet until such time as the Full Co-Branded Site is fully operational.

                  (2) ImproveNet shall develop and maintain the Full Co-Branded Site in accordance with file following: not later than twenty eight (28) days after CompleteHome delivers the Specification to ImproveNet, ImproveNet shall develop and

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provide to CompleteHome a mock-up of the Full Co-Branded Site sufficient for
CompleteHome to evaluate its conformity to the Specification. CompleteHome shall promptly review such mock-up and provide ImproveNet with a notice either indicating approval to proceed with development or specifying m detail the ways in which the mock-up fails to meet the Specification. Not later than twenty eight (28) days after CompleteHome delivers such notice ImproveNet shall deliver the final operational Full Co-Branded Site for CompleteHome's approval. CompleteHome shall promptly test and review such site for conformity to the Specification and shall provide a notice to ImproveNet either approving the Full Co-Branded Site or specifying in detail the ways in which such site fails to meet the Specification. ImproveNet acknowledges that the Specification will require, inter alia, that CompleteHome logos and navigation must, at a minimum, be located at the top of each page on the Co-Branded Site. CompleteHome Users navigating from the CompleteHome Site shall only be transferred to the Co-Branded Site and not to any other Web site.

                  (3) To the extent either party considers that Legal Language shall be included in or displayed on the Co-Branded Site, if the parties cannot agree on such Legal Language, the version proposed which is the most stringent or restrictive on the parties or the most detailed in specifying the circumstances addressed in such Legal Language shall be used on the Co-Branded Site.

                  (c) (1) ImproveNet will, at its expense, as part of the development of the Co-Branded Site, use its best efforts to develop and include in the Co-Branded Site tracking mechanisms to identify CompleteHome Users and be able to track their usage of the services promoted by the Co-Branded Site and otherwise collect information in accordance with the Tracking Requirements.

                         (2) In the event CompleteHome reasonably requires
information about CompleteHome Users additional to ImproveNet's standard Customer Information and CompleteHome provides a specification of its requirement for such information, ImproveNet shall use commercially reasonable efforts to add a mechanism to collect such information in the Full Co-Branded Site.

                         (3) Notwithstanding the foregoing, to the extent
ImproveNet is unable to track some or all of the information set forth above as a result of a CompleteHome User's deletion or deactivation of the Cookie or due to changes in available technology that prevent such tracking (such as a new privacy feature of a browser software), ImproveNet shall work with CompleteHome to find a reasonable alternative to track or estimate the required information, ImproveNet shall not be in default of its obligations hereunder; provided, however, that if such impediments to the tracking of the information set forth above significantly impair the value of this Agreement to CompleteHome and an acceptable alternative is not developed, in its sole discretion, CompleteHome shall have the right to terminate this Agreement upon thirty (30) days prior written notice to ImproveNet. Notwithstanding any such impediments, ImproveNet shall make all commercially reasonable efforts to maximize its compliance with the requirements set forth above.

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         2.3 MARKETING PLAN. CompleteHome and ImproveNet shall cooperate in the development of a marketing plan for the sale of advertising, sponsorship and promotional opportunities on the Co-Branded Site in accordance, with the parameters and principles set forth on Exhibit B attached hereto and made a part hereof. Such plan shall be revised from time to time during the Term by agreement of the parties.

         2.4 EXCLUSIVITY. ImproveNet hereby agrees that during the Term it will not promote [...***...], [...***...] Web site or services through the ImproveNet Site or the Co-Branded Site. Such prohibition shall include, but not be limited to, that no advertising of [...***...], [...***...] Web sites or services shall appear on the ImproveNet Site or the Co-Branded Site. Notwithstanding the foregoing, ImproveNet will not be deemed to be in violation of this provision by honoring its agreement with [...***...] in existence as of the Effective Date, provided that, ImproveNet shall not renew or extend the term of such agreement, which ImproveNet represents expires in or before [...***...], and provided further, that ImproveNet shall not permit any banner advertisement or link from the ImproveNet Site to [...***...] to reference [...***...] or any of [...***...] affiliates in any way. In addition, to the extent [...***...] acquires any entity with which Improve.Net has a contract at the time of such acquisition, without violating this provision ImproveNet may continue to honor such existing contract provided that ImproveNet shall not renew or extend the term of such agreement and provided further, that ImproveNet shall not permit any banner advertisement or link from the ImproveNet Site to such entity to reference [...***...] or any of [...***...] affiliates in any way, except to the extent failing to permit such reference would constitute a material breach of such agreement.

         2.5 COLLECTIONS. ImproveNet shall be responsible for the collection of all Aggregate Shared Revenue subject to its normal and customary collection procedures and policies for all sites operated by ImproveNet.

3.       MARKETING

         3.1 USE OF NAME OR MARKS. Each party hereby grants to the other a limited, royalty-free, non-exclusive license during the term of this Agreement to use, reproduce and publish, the name and logos of the other party but only in the manner contemplated by and subject to the restrictions contained in this Agreement, including, but not limited to the provisions of
Section 10.9 hereof, ImproveNet must use the CompleteHome names and logos in accordance with the logo guidelines provided by CompleteHome from time to time. CompleteHome must use the ImproveNet names and logos in accordance with the logo guidelines provided by ImproveNet from time to time. CompleteHome and ImproveNet acknowledge that nothing contained herein shall give either party any interest in any logo, trade name, trademark or service mark owned by the other party, and that such license will automatically terminate upon the termination of this Agreement.

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         3.2 PRESS RELEASES. Neither party shall issue any press release relating to the relationship contemplated by this Agreement without giving the other party a minimum of three business days to review and approve such release. No press release or other public announcement with respect to this Agreement may be made by either party without the approval of the other party except to the extent such public announcement may be required by law. Notwithstanding the foregoing, ImproveNet shall not issue any press release prior to the Availability Date.

4.       PAYMENTS

         4.1      AGGREGATE RECURRING FEES.

                  (a) PAYMENT OBLIGATION. ImproveNet shall calculate and pay the Aggregate Recurring Fees to CompleteHome on a monthly basis, on or before the fifteenth (15th) day after the end of each calendar month as provided for herein. In any month in which (A) the cumulative monthly payments of General Recurring Fees for the preceding calendar months in the then current Contract Year, together with the payment of General Recurring Fees due for such month is an amount less than CB) the applicable Annual Minimum General Fee, the amount to be paid to CompleteHome m respect of General Recurring Fees for such calendar month shall be equal to one twelfth (1/12) of the Annual Minimum Fee; and (2) in any month in which the amount in clause (A) equals or exceeds the amount in clause (B), the amount to be paid to CompleteHome in respect of General Recurring Fees for such calendar month shall be equal to lesser of the excess of the amount in clause (A) over the Annual Minimum General Fee or the General Recurring Fee for such month. Each payment of General Recurring Fees shall be accompanied by a payment of the amount of Advertising Recurring Fees accrued in such calendar month.

                  (b) Together with each monthly Aggregate Recurring Fee payment, ImproveNet shall provide a monthly report to CompleteHome in such electronic format as the parties agree, setting forth the information for such calendar month gathered in accordance with the Tracking Requirement and the calculation of the Aggregate Recurring Fees payable for such calendar month.

                  (c) LATE DELIVERY. (1) In the event that ImproveNet fails to satisfy the Development Obligation within the First Delivery Period, the General Recurring Fees attributable to such period shall be equal to any General Recurring Fees documented to have accrued during such period plus the Late Delivery Fee.

                         (2) In the event the Development Obligation is not
satisfied by ImproveNet on or prior to the Second Delivery Date, (A) the General Recurring Fee shall from that date and thereafter be calculated at [...***...] of General Shared Revenues, regardless of whether the $[...***...] threshold has been achieved, (B) ImproveNet shall use best efforts :to deliver the Development Obligation as soon as possible and (C) ImproveNet shall calculate and pay the General Recurring Fees from the beginning of the

* CONFIDENTIAL TREATMENT REQUESTED

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Term until such time as the Development Obligation is satisfied on the basis of all estimate of the General Shared Revenues that would have been generated had the Full Co-Branded Site been delivered as of the end of the First Delivery Period, plus the Late Delivery Fee. The methodology of estimating the General Recurring Fees accrued during such period shall be acceptable to CompleteHome in its sole discretion.

         4.2 PREPAYMENT. ImproveNet agrees that, upon execution of this Agreement, it shall pay to CompleteHome $[...***...], representing an advance payment of the Annual Minimum General Fee, which payment shall be credited to the first $[...***...] due under this Agreement for the first Contract Year and the first $[...***...] due for the second Contract Year. Such payment will be made by ImproveNet delivering to CompleteHome or to such affiliate of CompleteHome as CompleteHome may direct, [...***...]. In no event shall any payment or prepayment of Annual Minimum General Fees apply to the payment of General Recurring Fees in excess of the Annual Minimum General Fees nor to the payment of Advertising Recurring Fees.

         4.3 All payments to CompleteHome shall be sent to the following address, which address may be revised by CompleteHome from time to time:

                  CompleteHome
                  200 Vallejo Street
                  San Francisco, CA 94111
                  Attention: Accounts Receivable Dept.

         4.4 ImproveNet shall keep accurate and complete records of all Aggregate Shared Revenues. All such records and all accounting systems with respect thereto shall be available for inspection, copy and audit by CompleteHome or its representatives on reasonable notice to ImproveNet during normal business hours throughout the Term and for one (1) year thereafter, which audit may be conducted not more frequently than once m any six (6) month period, unless there has been a previous underpayment of more than 5% as contemplated below. ImproveNet shall fully cooperate with CompleteHome in such inspection and audit. Neither CompleteHome's acceptance of any information nor CompleteHome's inspection or audit of ImproveNet's records shall waive CompleteHome's right later to dispute the accuracy or completeness of any information supplied by ImproveNet. In the event any such audit establishes an underpayment of commissions, ImproveNet shall pay the amount of the deficit within five (5) business days of notification of such deficiency. In the event such audit identifies an overpayment of commissions, such overpayment shall be a credit against future commissions to become due from ImproveNet to CompleteHome. If an audit establishes an underpayment of commissions greater than five percent (5%) of the total commissions then due and payable to CompleteHome, ImproveNet shall pay for the costs and expenses of such audit. In the event of a dispute over the result of any such audit, the amount so

*     CONFIDENTIAL TREATMENT REQUESTED
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disputed shall be deposited by the party to be charged with an escrow agent acceptable to both parties and pursuant to an escrow agreement acceptable to both parties and such escrow agent shall retain the disputed amount until such time as the dispute is resolved; provided, however, that party to be charged may provide the other party with security satisfactory to it that such payment will be made if such dispute is resolved in the party to be paid's favor in lieu of establishing such escrow. Each party in such a dispute shall bear its own costs.

5.       REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

Each party hereby represents and warrants as follows: (i) it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (iii) tins Agreement is a legal and valid obligation binding upon it and enforceable according to its terms, (iv) the execution, delivery and performance of this Agreement by it does not conflict with any agreement to which it is a party or by which it may be bound, and (v) its Web site(s) contemplated by this Agreement (the CompleteHome Site in the case of CompleteHome, and the Co-Branded Site and the ImproveNet Site in the case of ImproveNet), and the services provided pursuant thereto, shall be of a high nature, grade and quality and shall comply with all applicable laws and regulations throughout the term of this Agreement.

EXCEPT AS SET FORTH ABOVE, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, A WARRANTY OF FITNESS FOR PURPOSE OR OF MERCHANTIBILITY.

OTHER THAN WITH RESPECT TO AN INDEMNIFIED CLAIM UNDER THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF (OR KNOWS OR SHOULD KNOW OF) THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AMOUNTS DUE FROM SUCH PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT DURING THE TERM OF THE AGREEMENT. THIS LIMITATION OF EACH PARTY'S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES IN CONNECTION WITH THE AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

6.       INDEMNIFICATION

         6.1 INDEMNIFICATION BY COMPLETEHOME. CompleteHome agrees to indemnify, pay the defense costs of, and hold ImproveNet, and its successors, officers, directors and

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employees harmless from any and all Claims arising out of or in connection with (a) the CompleteHome Site, (b) any claim which, taking the claimant's allegations to be true. would result in a breach by CompleteHome of any of its warranties, covenants or other obligations set forth m this Agreement; and (c) any claim arising from the gross negligence or willful misconduct of CompleteHome.

         6.2 INDEMNIFICATION BY IMPROVENET. ImproveNet agrees to indemnify, pay the defense costs or, and hold CompleteHome, and its successors, officers, directors and employees harmless from any and all Claims, arising out of or in connection with (a) the ImproveNet Site and the Co-Branded Site;
(b)any claim which, taking the claimant's allegations to be true, would result in a breach by ImproveNet of any of ImproveNet's warranties, covenants or other obligations set forth in this Agreement; and (c) any claim arising from the negligence or willful misconduct of ImproveNet. Without limiting the generality of the foregoing, such indemnity shall apply to any Claims made in connection with or as a result of any action or failure to act by a contractor or other vendor promoted through the Co-Branded Site.

         6.3 PROCEDURE. In the event of an indemnified claim hereunder, the indemnified party shall give the indemnifying party prompt nonce in writing of the claim and the indemnifying party shall have sole control over its defense or settlement, except that the indemnifying party shall not settle or compromise any such matter without obtaining the indemnified party's written consent, which shall not be unreasonably withheld. The indemnified party shall have the right at its own cost and expense to employ separate counsel and participate in the defense of any claim or action.

7.       CONFIDENTIALITY

         7.1 OBLIGATIONS. Each party acknowledges that the other party will receive or have access to Confidential Information of such party. Each party will use at least the same degree of care to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care. A party may disclose Confidential Information of the other party to third parties performing services hereunder where (i) the use of such Confidential Information by such third party is authorized under this Agreement, (ii) such disclosure is reasonably necessary to or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the disclosure is in accordance with the terms and conditions of this Agreement Neither party will (1) make any use or copies of the Confidential information of the other party except as necessary to perform its obligations under this Agreement, (2) acquire any right in or assert any lien against the Confidential Information of the other party, or (3) refuse for any reason (including a default or material breach of this Agreement by the other party) to promptly provide the other party's Confidential Information (including all copies thereof) to it if requested in writing to do so. Upon the expiration or termination for any reason of this Agreement and the concomitant completion of a party's obligations under this Agreement, each party shall (except as otherwise provided in this Agreement), return or destroy, as the other party may direct, all documentation in any medium that

                                                                   CONFIDENTIAL

                                    12.

contains, refers to, or relates to the other party's Confidential
Information, and retain no copies, in addition, the parties shall take reasonable steps to ensure that their respective employees comply with these confidentiality provisions. The steps taken by a party to ensure such compliance will be deemed reasonable if they are no less onerous than the steps taken by the other party.

         7.2 The obligations of this Article 7 will not apply to any particular information which the receiving party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (iii) was rightfully in the possession of the receiving party at the time of disclosure to it; (iv) is received from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. In addition, a party shall not be considered to have breached its obligations under this section for disclosing Confidential Information of the other party as required to satisfy any legal demand of a government, judicial or administrative body; provided, however, that, promptly upon receiving any such request and to the extent that it may legally do so, such party advises the other party so that the other party may take appropriate actions in response to the demand.

         7.3 In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party! will notify the furnishing party promptly upon the occurrence of any such event.

         7.4 Nothing contained m this Agreement shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.

         7.5 Nothing in this Agreement shall be construed to prevent either party from obtaining, developing or using services or products itself or provided by a third party as permitted by this Agreement which are similar or competitive with the services and/or products furnished under this Agreement or from using ideas, concepts, expressions, skills or experience possessed by either party prior to, or developed or learned by either party in the performance of this Agreement, except to the extent inconsistent with the terms of this Agreement.

8.       TERM AND TERMINATION

         8.1 TERM. The term of the Agreement (the "Term") shall commence on the Effective Date and shall expire on the third anniversary of the Availability Date, unless earlier terminated as provided herein.

         8.2 TERMINATION FOR CAUSE. In the event a party shall materially fail to perform or comply with the terms of this Agreement, the other party may ten-innate if such failure has not been remedied within 30 days of written notice thereof to the

                                                                   CONFIDENTIAL

                                  13.

defaulting party (or if such failure is not susceptible of cure within 30 days, if the defaulting party fails to commence to cure within 30 days after notice of default or fails to diligently pursue such cure thereafter).

         8.3 SURVIVAL. Sections 5, 6, 7 and 9 shall survive any expiration or termination of this Agreement.

9.       DISPUTE RESOLUTION

         9.1 INFORMAL DISPUTE RESOLUTION. Prior to commencing any litigation or other formal dispute resolution, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement through negotiation between representatives. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after its receipt of the notice, the receiving party shall submit to the other party a written response. The notice and response shall each include (a) a statement of the party's position and a summary of the arguments supporting that position, and (b) the name and title of the company representatives who will represent that party. Within thirty (30) days following delivery of the original dispute notice, the parties' respective representatives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by either party to the other will be honored, provided that such information so provided shall be deemed communications in furtherance of settlement discussions and shall not be available to be used as evidence of admissions or otherwise against the providing party. If a dispute has not been resolved within sixty (60) days of the disputing party's original notice under this section, or if the parties fail to meet within the thirty (30) days following such notice, then either party may initiate litigation or other formal dispute resolution proceedings.

         9.2 ARBITRATION. If a dispute is not resolved within sixty (60) days after the commencement of such dispute pursuant to Section 9.1, then either party shall, within five business days after the completion of the procedures set forth in Section 9.1, upon notice to the other party, submit the dispute to binding arbitration in accordance with tins Section 9.2

                  (a) The arbitration shall be held in San Francisco, California before a panel of three arbitrators. Either party may, by notice to the other party, demand arbitration by serving on the other party a statement of the dispute, the facts relating or giving rise to such dispute and the name of the arbitrator selected by it.

                  (b) Within five business days after receipt of such notice, the other party shall name its arbitrator, and the two arbitrators named by the Parties shall, within five business days after the date of such notice, select the third arbitrator.

                                                                   CONFIDENTIAL

                                         14.

                  (c) The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, as may be amended from time to time, except as expressly provided in this Section 9.2; provided, however, that the arbitration shall be administered by any organization agreed upon by the Parties. The arbitrators may not amend or disregard any provision of this Section 9.2.

                  (d) The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The arbitrators shall reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope and direction of such discovery.

                  (e) The decision of and award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award of the arbitrators may be entered in and enforced by any court of competent jurisdiction. The arbitrators shall have no authority to award damages in excess compensatory damages.

         Except for (a) an action to seek injunctive relief as contemplated by Section 9.3 or (b) any action necessary to enforce the award of. the arbitrators, the provisions of this Section 9.2 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising out of or related to tins Agreement or the creation, validity, interpretation, breach or termination of tins Agreement.

         9.3 LITIGATION. The only circumstance in which a dispute between the parties will not be subject to the provision of section 9.1 and 9.2 above, is when a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that the damages to such party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy. Except for such relief, the parties shall resolve their disputes, whether or not such relief is granted, in accordance with the provisions set forth in section 9.1 and 9.2.

         9.4 CONTINUED PERFORMANCE. Each party agrees to continue performing its obligations under this Agreement when any dispute is being resolved under this Article 9 unless and until such obligations are terminated by the expiration or termination of this Agreement or by order of a court of competent authority under Sections 9.2 or 9.3.

10.      GENERAL PROVISIONS

         10.1 BINDING NATURE AND ASSIGNMENT. This Agreement shall be binding on each of the parties and its respective successors and permitted assigns. Except as provided below, neither party may assign this Agreement or any rights or obligations created herewith in whole or in part, directly or indirectly, to any third party without the prior written consent of the other, and any attempt to do so will be void and of no effect. Either party may assign its rights and obligations under this Agreement with the prior written approval of the other party to (i) a third party that acquires all or substantially all

                                                                   CONFIDENTIAL

                                         15.

of the assets or stock of the assigning party (any transfer of a controlling interest in a party being deemed to be an assignment of this Agreement by such party for purposes of this Section 101), (ii) any subsidiary or Affiliate of the assigning party, or (iii) a successor in a merger or acquisition of the assigning p. arty; provided, however that in no event shall such assignment relieve the assigning party of any of its obligations under this Agreement For the purposes of this Section 10.1, any assignment by operation of law or under an order of any court shall be deemed an assignment for which prior written consent is required, and any assignment made without such consent shall be void and of no effect as between the parties.

         10.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral), with respect to the subject matter contained in this Agreement. No modification or amendment of this Agreement will be effective unless made in a writing executed by both parties.

         10.3 NOTICES: All notices required or permitted under this Agreement (other than routine operational communications) shall be in writing and shall be deemed received if sent by one of the following means: (i) upon receipt if delivered by hand; (ii) one (1) day after being sent by an express courier with a reliable system for tracking delivery; (iii) three (3) days after being sent by certified or registered first class mail, postage prepaid and return receipt requested; or (iv) upon confirmed facsimile transmission provided that a copy is sent by another of the foregoing means. All notices will be addressed by a party to the other as follows:

In the case of ImproveNet:

         ImproveNet, Inc.
         720 Bay Road, Suite 200
         Redwood City, CA 94063
         Attention: Ron Cooper, Chief Executive Officer

In the case of CompleteHome:

         CompleteHome
         200 Vallejo Street
         San Francisco, CA 94111

         Attention: Sarah Nolan, Chief Executive Officer

A party may change its address from time to time upon written notice to the other party specifying the effective date of the new address.

                                                                   CONFIDENTIAL

                                         16.

         10.4 HEADINGS. The section headings contained in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

         10.5 RELATIONSHIP OF THE PARTIES. Each party, in furnishing services to the other party hereunder, is acting as an independent contractor and has the sole tight and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all services to be performed by such party trader this Agreement. Neither ImproveNet or CompleteHome is an agent, partner, joint venturer or fiduciary of the other party and neither has the authority to represent the other party as to any matters or to bind the other party to any third parties, except as expressly authorized in this Agreement.

         10.6 SEVERABILITY. In the event that any provision of this Agreement is found to be unenforceable under applicable law, the parties agree to replace such provision with a substitute provision that most nearly reflects the original intentions of the parties and is enforceable under applicable law, and the remainder of this Agreement shall continue in full force and affect.

         10.7     WAIVER OF DEFAULT; CUMULATIVE REMEDIES.

                  (a) A delay or omission by either party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either party under this Agreement will not be effective unless it is in writing and signed by the party granting the waiver. A waiver by a party of a right under, or breach of, this Agreement will not be construed to operate as a waiver of any other or successive rights under, or breaches of, this Agreement.

                  (b) Except as otherwise expressly provided in this Agreement, all remedies provided for in this Agreement shall be cumulative and m addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise. Notwithstanding the foregoing, no payment default by one party may be offset by a payment due to such party by the other party.

         10.8 THIRD PARTY BENEFICIARIES. This Agreement is entered into solely between, and may be enforced only by, CompleteHome and ImproveNet. This Agreement shall not be deemed to create any rights in any third parties, including any suppliers and customers of a party, or to create any obligations of a party to any third parties.

         10.9 PUBLICITY AND ADVERTISING. The parties agree that any notices or disclosures to third parties concerning this Agreement or the Services: shall be jointly coordinated and approved in advance by both parties. In addition, neither party shall use the corporate name or any brand or proprietary name, mark or logo of the other party for any advertising or promotional purpose without first submitting such advertising or promotional materials to the other party and obtaining the prior written consent of such party.

                                                                   CONFIDENTIAL

                                         17.

         10.10 FORCE MAJEURE. No party shall be liable for any default or delay in the performance of its obligation under this Agreement due to an act of God or other event to the extent that: (i) the non-performing party is without fault in causing such default or delay;, (ii) such default or delay could not have been prevented by reasonable precautions; and (iii) such default or delay cannot reasonably be circumvented by the non-performing party through the use of alternate sources, work around plans or other means.

         10.11 CHOICE OF LAW. This Agreement, and the rights and duties of the parties arising from or relating to this Agreement or its subject matter, shall be construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions.

         10.12 COUNTERPARTS. This Agreement may be executed in counterparts, of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         10.13 JOINTLY DRAFTED. This Agreement represent the joint drafting of the parties and shall not be construed more strictly against one party than the other.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates indicated below.

COMPLETEHOME OPERATIONS, INC.        IMPROVENET, INC.

/s/ James E. Buchanan                /s/ Ronald B. Cooper
--------------------------------     --------------------------------
By (sign)                            By (sign)

James E. Buchanan                    Ronald B. Cooper
--------------------------------     --------------------------------
Name (Print)                         Name (Print)

Executive Vice President             President and CEO
--------------------------------     --------------------------------
Title                                Title

December 13, 1999                    December 13, 1999
--------------------------------     --------------------------------
Date                                 Date

                                                                   CONFIDENTIAL

                                   18.

                                    EXHIBIT A

                   LINKS AND ADVERTISING ON COMPLETEHOME SITE

1. CompleteHome will place "contractor referral/Plan a Project" or similar links at the following locations on the CompleteHome Site and at such other locations as may be agreed by the parties from time to time during the Term:

         (a) On the CompleteHome Site home page, on the main "Living" navigation bar

         (b)      In the CompleteHome Site "Home Improvement" Section

         (c)      In the CompleteHome "Selling" section

2. CompleteHome will run promotional banners, in its discretion, on the CompleteHome Site and on the Brand Web sites promoting the Co-Branded Site; m particular, CompleteHome will include the Co-Branded Site in banners and e-mail reminders on and generated by the Move Calendar.

                                                                   CONFIDENTIAL

                                    EXHIBIT B

                         ADVERTISING ON CO-BRANDED SITE

Within thirty (30) days after the Effective Date, the parties will develop a comprehensive marketing plan (the "Marketing Plan") for the sale of advertising, sponsorship and promotional opportunities ("Advertising Units") on the Co-Branded Site as well as combinations of Advertising Units with other similar opportunities on the ImproveNet or CompleteHome sites. Such plan shall address, among other things, the following:

         1. The parties will accumulate data during the first thirty (30) days after the Availability Date of operation of the Co-Branded Site on the number of projected impressions available for sale as Advertising Units, and reflect such projections in the Marketing Plan. The parties shall also agree upon a minimum number of impressions per month, below which neither party shall have the obligation to sell Advertising Units. The parties shall also agree on the placement of the Advertising Units on the Co-Branded Site.

         2. The parties shall agree on a rate card for the sale of Advertising Units, which shall address, to the extent such can be anticipated, rates for advertising packages including Advertising Units and other advertising opportunities on the CompleteHome, Related and/or ImproveNet sites. Notwithstanding the foregoing, the appearance of or links to such services of the ImproveNet Site as Product Showcase, Design Gallery, Brochure Showcases, SmartLeads Emails and Category Message Boards on the Co-Branded Site shall be determined by CompleteHome in its sole discretion. Neither party shall present discounted or bundled rates off the rate card rates without the other party's prior approval.

         3. For the first sixty (60) days after the determination of the projected impressions as set forth in paragraph 1 above (the "First Selling Period"), CompleteHome shall have the exclusive right to sell Advertising Units on the Co-Branded Site. Thereafter, if CompleteHome sells at least [...***...] of the Advertising Units provided in the Marketing Plan to be sold in the three month period next succeeding .the First Selling Period, CompleteHome will continue to have the exclusive right to sell such Advertising Units, subject to any specific reservations agreed to in the Marketing Plan, and if CompleteHome has not sold at least [...***...] of the Advertising Units provided in the Marketing Plan to be sold during the First Selling Period, CompleteHome and ImproveNet shall then agree on how to divide the responsibility to sell Advertising Units in the future.

         4. Regardless of which party is selling Advertising Units, CompleteHome shall have the right to approve each advertiser prior to its appearance on the Co-Branded Site. Further, in the event ImproveNet sells Advertising Units on the Co-Branded Site bundled with other ImproveNet sites, ImproveNet may not commit to specific numbers or percentages of impressions or other Advertising Units on the Co-Branded Site, nor market that some allocation of such Advertising Units will be on the Co-Branded Site as opposed to other ImproveNet sites included in such bundle.

* CONFIDENTIAL TREATMENT REQUESTED

                                                                   CONFIDENTIAL

                                      20